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                                   EXHIBIT 3.4

                                 PROMISSORY NOTE
                                 ---------------


$40,204                                                Phoenix, Arizona
                                                       November 1, 1999

         FOR VALUE RECEIVED, Politics.com, Inc., a Nevada Corporation ("Maker"), hereby promises to pay to the order of Kevin C. Baer the sum of FORTY THOUSAND TWO HUNDRED FOUR DOLLARS ($40,204), payable on demand, together with interest or unpaid principal compounded monthly and accrued at the rate of six percent (6%) per annum until repaid in full.

         If the holder incurs actual out-of-pocket costs (including attorneys' fees or expenses) to enforce this Note after a default hereunder, such holder shall be entitled to the reimbursement of all such costs from Maker upon demand for the same.

         This Note shall be governed by Nevada law.

         Executed as an instrument under seal as of the date first above written.


WITNESS:                                               POLITICS.COM, INC.

/s/ Jen Jackson                                        By:  /s/ Marc Jacobson
--------------------------                                  --------------------
                                                            Marc Jacobson
                                                            President



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